Exhibit (13)(d)

Execution copy

Amended and Restated Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES (“BNPP PB”) and BUCKS FUNDING (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page hereto.

Whereas Customer is a company limited by shares duly formed and organized in the Cayman Islands, and a wholly-owned subsidiary of FS Global Credit Opportunities Fund (“FSGCOF”);

Whereas BNPP PB (as successor in interest to BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”)) and Customer have entered into the U.S. PB Agreement, dated as of as of March 10, 2015 (the “U.S. PB Agreement”);

Whereas BNPP PB (as successor in interest to BNPP PB, Inc.), Customer and State Street Bank and Trust Company (“Custodian”) have entered into the Special Custody and Pledge Agreement, dated as of March 10, 2015 (the “Special Custody Agreement” and, together with this Agreement and the U.S. PB Agreement, the “40 Act Financing Agreements”);

Whereas BNPP PB (as successor in interest to BNPP PB, Inc.) and Customer have previously entered into a Committed Facility Agreement dated as of March 10, 2015 (as previously amended, the “Original Agreement”);

Whereas BNPP PB and Customer hereby desire to amend and restate the Original Agreement as set forth herein; and

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to amend and restate the Original Agreement in its entirety as follows:

1.	Definitions -

(a)

Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Advisor” has the meaning set forth in Section 13(c)(iv).

(d)	“Borrow Request” has the meaning set forth in Section 2(a).

(e)	“Borrowing” means a draw of cash financing by Customer from BNPP PB pursuant to Section 2 of this Agreement.

(f)	“Closing Date” means March 10, 2015.

(g)	“Collateral Requirements” means the collateral requirements set forth in Appendix A attached hereto.

(h)	“Default” has the meaning set forth in Section 13(d).

(i)	“Event of Default” has the meaning set forth in Section 13(d).

(j)	“Facility Modification Notice” has the meaning set forth in Section 6.

(k)	“Facility Termination Event” has the meaning set forth in Section 13(c).

(l)	“Fees” has the meaning set forth in Section 6.

(m)	“Maximum Commitment Financing” means USD $200,000,000, which relates only to the Revolver Loan.

(n)	“Net Asset Value” with respect to any person or entity means such person’s net asset value calculated in accordance with generally accepted accounting principles in the United States.

(o)

“Net Asset Value Floor” means, with respect to FSGCOF, an amount equal to the greater of (i) USD $292,000,000 or (ii) 50% of the Net Asset Value of FSGCOF, calculated based on FSGCOF’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(p)	“Notice Date” means the day on which BNPP PB delivers the Facility Modification Notice.

(q)

“Outstanding Debit Financing” means the aggregate cash borrowings under the 40 Act Financing Agreements. For the purposes of calculating such aggregate cash borrowings, if Customer holds debit cash balances in non-USD currencies, BNPP PB will convert each of these balances into USD at prevailing market rates, such rates to be disclosed to Customer upon request, to determine Customer’s aggregate cash borrowings.

(r)	“Parent Guaranty” means the Parent Guaranty, dated as of the date hereof, between FSGCOF and BNP Paribas Prime Brokerage International, Ltd.

(s)	“Portfolio Gross Market Value” has the meaning set forth in Appendix A.

(t)	“Reports” has the meaning set forth in Section 12.

(u)	“Revolver Loan” means the cash financing made pursuant to Section 2(a).

(v)	“SEC” has the meaning set forth in Section 12.

(w)	“Term Loan” means Term Loan A.

(x)

“Term Loan A” means the cash financing made pursuant to Section 2(b) with a Term Loan Period of two (2) years and an interest rate equal to the Customer Debit Rate applicable to the Term Loan A, as set forth in Appendix B attached hereto, on the Term Loan A Amount.

(y)	“Term Loan Borrowing Date” means, with respect to Term Loan A, April 22, 2019 (the “Term Loan A Borrowing Date”).

(z)

“Term Loan Amount” means, as of any date, the outstanding Term Loan borrowings as of such date. With respect to Term Loan A, on the Term Loan A Borrowing Date, the Term Loan Amount is USD $100,000,000 (the “Term Loan A Amount”).

(aa)

“Term Loan Collateral Portion” means as of any date, the product of (a) the Portfolio Gross Market Value on such date multiplied by (b) the quotient of (1) the Term Loan Amount on such date divided by (2) the Term Loan Amount on such date plus the amount outstanding under the Revolver Loan on such date.

(bb)	“Term Loan Period” means, with respect to Term Loan A, the period from and including the Term Loan A Borrowing Date to but excluding the Term Loan A Termination Date (the “Term Loan A Period”).

(cc)	“Term Loan Termination Date” means, with respect to Term Loan A, [April ___, 2021] (the “Term Loan A Termination Date”).

(dd)

“Termination Date” means (a) with respect to the Revolver Loan, any termination date set forth in a Facility Modification Notice pursuant to Section 6; and (b) with respect to a Term Loan, the Term Loan Termination Date specified for such Term Loan.

(ee)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

(a) Revolver Loan:

Subject to the terms hereof, BNPP PB shall make available cash financing under the 40 Act Financing Agreements in an amount up to the Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty. The commitment as set forth in Section 6 of this Agreement shall apply only to Borrowings denominated in USD.

On the Closing Date, subject to the terms hereof, BNPP PB originally made funds available to Customer in an amount up to the then-effective maximum commitment financing (as thereafter increased up to the currently effective Maximum Commitment Financing pursuant to various amendments). Each subsequent Borrowing after the date hereof (not to exceed, in the aggregate with each other outstanding Borrowing, the Maximum Commitment Financing) shall be made on written notice (the “Borrow Request”), given by Customer to BNPP PB not later than 11:00 a.m. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day). Subject to Section 7, BNPP PB shall, before 11:00 a.m. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that the aggregate Revolver Loan outstanding, taking into account the amount specified in the Borrow Request, does not exceed the Maximum Commitment Financing) payable to the account designated by Customer in such Borrow Request.

(b) Term Loan:

(i)

With respect to any Term Loan, subject to the terms hereof, on the Term Loan Borrowing Date, BNPP PB. shall lend funds to Customer equal to the Term Loan Amount. Such cash financing shall be made available in immediately available funds. Principal amounts of any Term Loan prepaid or repaid may not be reborrowed.

(ii)

Each Term Loan shall mature and the principal amount thereof shall be due and payable on the Term Loan Termination Date specified for such Term Loan. Customer promises to pay on such Term Loan Termination Date, and there shall become absolutely due and payable on such Term Loan Termination Date the Term Loan Amount of such Term Loan outstanding on such date, together with all accrued and unpaid interest thereon and other amounts outstanding hereunder relating to such Term Loan.

(iii)

If Customer prepays all or any portion of the principal amount of a Term Loan on any day other than the last day of the Term Loan Period relating thereto, such prepayment shall include a prepayment fee equal to the product of (a) the amount of such prepayment multiplied by (b) 0.85% and (c) the quotient of (1) the number of days remaining in the Term Loan Period as of the date of such prepayment divided by (2) 731.

3.	Repayment -

(a)

Upon the occurrence of a Facility Termination Event, an event described in Section 15(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

4.	Prepayments -

Customer may, upon at least one Business Day’s notice to BNPP PB, stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the Commitment Fee, with respect to the Revolver Loan, as set forth in Appendix B.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance as additional cash borrowing by Customer and, for the avoidance of doubt, failure to pay such capitalized interest shall not constitute a Facility Termination Event.

6.	Scope of Committed Facility -

Subject to Section 7, BNPP PB may not take any of the following actions except upon at least 270 calendar days’ prior written notice to Customer (the “Facility Modification Notice”):

(a)	modify the method for calculating the Collateral Requirements with respect to the Revolver Loan;

(b)	recall or cause repayment of all or any portion of the Revolver Loan;

(c)	modify the interest rate spread on the Revolver Loan, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses on the Revolver Loan, as set forth in Appendix B attached hereto (the “Fees”); or

(e)	terminate this Agreement or any of the other 40 Act Financing Agreements, provided that, any Termination Date set forth in the Facility Modification Notice shall not be within any Term Loan Period.

Subject to Section 7, BNPP PB may not, with respect to any Term Loan within the relevant Term Loan Period, modify the Collateral Requirements with respect to such Term Loan, recall or cause repayment of such Term Loan, modify the interest rate spread or modify the Fees on such Term Loan as set forth in Appendix B attached hereto, or terminate any Term Loan.

7.	Conditions for Committed Facility -

The commitment as set forth in Sections 2 and 6 only applies so long as –

(a)	Customer satisfies the Collateral Requirements (after giving effect to any applicable notice requirement or grace period);

(b)	no Default or Facility Termination Event has occurred and is continuing;

(c)	Customer is not bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding; and

(d)	there has not occurred any termination of this Agreement (including, without limitation, pursuant to Section 15).

8.	Arrangement and Commitment Fees –

(a)	Customer shall pay when due an Arrangement Fee as set forth in Appendix B.

(b)	Customer shall pay when due a Commitment Fee as set forth in Appendix B.

9.	Substitution -

(a)

After BNPP PB sends a Facility Modification Notice, so long as the Revolver Loan remains outstanding, Customer may not substitute any collateral in excess of the Term Loan Collateral Portion, provided that Customer may, subject to the Special Custody Agreement, purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)

Prior to BNPP PB sending a Facility Modification Notice, Customer may, subject to the Special Custody Agreement, substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements until such time as Customer has satisfied all Obligations and no assets remain in any Accounts.

12.	Financial Information –

Customer shall provide or cause to be provided to BNPP PB copies of –

(a)

the most recent annual report on Form N-CSR of FSGCOF, containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of FSGCOF;

(b)

the most recent semi-annual report on Form N-CSRS of FSGCOF, containing financial statements prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within seventy (70) calendar days after the end of the second fiscal quarter of each fiscal year of FSGCOF;

(c)

a monthly statement of the leverage and asset coverage ratios of FSGCOF and the Net Asset Value of Customer and FSGCOF, respectively, as of the last day of each calendar month as soon as available and in any event within fifteen (15) calendar days after the end of each calendar month delivered to rcm_regulated_funds@us.bnpparibas.com; and

(d)	the estimated Net Asset Value statement of Customer or FSGCOF within one (1) Business Day of written request therefor by BNPP PB.

Notwithstanding anything to the contrary herein, to the extent that FSGCOF’s Net Asset Value, most recent annual report on Form N-CSR or most recent semi-annual report on Form N-CSRS (the “Reports”) is publicly available on either FSGCOF’s website or filed with the U.S. Securities and Exchange Commission (the “SEC”) and publicly available at http://www.sec.gov, such Report shall be deemed to have been provided to BNPP PB in satisfaction of the requirements of this Section 12 without any further action by Customer.

13.	Termination -

(a)

Upon the occurrence and continuation of a Facility Termination Event, BNPP PB shall have the right to terminate this Agreement, accelerate the maturity of any and all Borrowings to be immediately due and payable, modify the method for calculating the Collateral Requirements, and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement; provided that, if there occurs a Facility Termination Event under Section 13(c)(ii) and BNPP PB exercises its right to terminate this Agreement as a result thereof or if this Agreement is terminated by Customer or any BNPP Entity pursuant to Section 15, Customer shall not be obligated to pay the Commitment Fee as set forth in Appendix B following such termination.

(b)

Upon the occurrence of a Default, if such Default is at that time continuing, the BNPP Entities may terminate any of the 40 Act Financing Agreements and/or take Default Action or any other action provided for under the 40 Act Financing Agreements.

(c)	Each of the following events constitutes a “Facility Termination Event”:

i.

the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer or FSGCOF under any contract or agreement with a third party, where the aggregate principal amount of any such contract or agreement (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract or agreement) is not less than the lesser of (x) 3% of the Net Asset Value of FSGCOF and (y) USD $10,000,000;

ii.

there occurs any change in BNPP PB’s interpretation of any Applicable Law or the adoption of or any change in the same (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act) that, in the reasonable opinion of counsel to BNPP PB, has the effect with regard to BNPP PB of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB’s interpretation of, any Applicable Law that results in a cost increase to BNPP PB (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB in its sole discretion);

iii.

(A) as of the final Business Day of each calendar month, the Net Asset Value of Customer or FSGCOF has declined by thirty percent (30%) or more from the Net Asset Value of Customer or FSGCOF (as applicable) as of the final Business Day of the preceding calendar month; (B) as of the final Business Day of each calendar quarter, the Net Asset Value of Customer or FSGCOF has declined by forty percent (40%) or more from the Net Asset Value of Customer or FSGCOF (as applicable) as of the final Business Day of the preceding calendar quarter; or (C) as of the final Business Day of each calendar year, the Net Asset Value of Customer or FSGCOF has declined by fifty percent (50%) or more from the Net Asset Value of Customer or FSGCOF (as applicable) as of the final Business Day of the preceding calendar year; provided, however, that for purposes of the foregoing clauses (A), (B) and (C) in respect of the Customer only, any prepayments of the Outstanding Debit Financing (whether voluntary or mandatory and including any prepayments in connection with a reduction of the Maximum Commitment Financing) will be disregarded and, in any such case, the Net Asset Value of the Customer as of the beginning of the relevant period will be adjusted to reflect such prepayment and any change in Net Asset Value during the relevant period will be calculated using such adjusted beginning Net Asset Value amount;

iv.

the investment advisory and administrative services agreement between FSGCOF and its investment adviser (the “Advisor”) is terminated or the Advisor otherwise ceases to act as the investment adviser of FSGCOF; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment adviser appointed immediately who is either (A) an affiliate of the Advisor or (B) acceptable to BNPP PB in its good faith discretion;

v.	FSGCOF violates Section 18 of the 1940 Act;

vi.	FSGCOF is not classified as a “closed-end company” as defined in Section 5 of the 1940 Act;

vii.

Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person;

viii.	FSGCOF changes its fundamental or material investment policies; or

ix.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer.

(d)	Each of the following events constitutes a “Default” and shall be an “Event of Default” for purposes of the Account Agreement:

i.

Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10; provided that, it shall not be a Default if (A) such failure is caused by an error or omission of an administrative or operational nature, (B) funds were available for Customer to pay or post, as applicable, when due, (C) Customer has provided written proof reasonably satisfactory to BNPP PB of (A) and (B), and (D) such posting is made by within one (1) Business Day after such payment or posting was originally due;

ii.

Customer fails to deliver, or cause the delivery of, financial information within the time periods set forth in Section 12 and such failure is not remedied within (A) five (5) Business Days for a failure under Sections 12(a), 12(b) and 12(c), and (B) one (1) Business Day for a failure under Section 12(d);

iii.	the Net Asset Value of FSGCOF declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPP PB under any 40 Act Financing Agreement (including under Section 11 hereof) proves false or misleading when made or deemed made;

v.

Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those agreements and obligations already covered by this Section 13, in which case the relevant subsection shall govern);

vi.

Customer or FSGCOF becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all of its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, has a secured party take possession of all or substantially all of its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

vii.

the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by, or with respect to, Customer under any contract or agreement with a BNPP Entity or affiliate of a BNPP Entity.

(e)

Customer may terminate this Agreement at any time upon written notice to BNPP PB, specifying the date of such termination, which shall be at least two Business Days after the date of such notice. For the avoidance of doubt, FSGCOF may terminate the Parent Guaranty at any time upon written notice to BNPP PB specifying the date of such termination, which shall be at least two Business Days after the date of such notice.

14.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.	Compliance with Applicable Law -

(a)

Notwithstanding any of the foregoing, if required by Applicable Law (including, for the avoidance of doubt, any new or amended final and effective rules, guidelines (to the extent such guidelines are applied generally to customers of BNPP PB who (x) have received margin loans from BNPP PB and (y) are wholly owned subsidiaries of an investment company registered under the 1940 Act) and directives promulgated in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act) –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB may recall any outstanding cash loan under the 40 Act Financing Agreements;

iii.	BNPP PB may modify the method for calculating the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action;

each action shall be taken solely to the extent required to comply with Applicable Law.

(b)

This Agreement will not limit the ability of BNPP PB to change the product provided under this Agreement and the other 40 Act Financing Agreements as necessary to comply with Applicable Law (including, for the avoidance of doubt, any new or amended rules, requests, guidelines (to the extent such guidelines are applied generally to customers of BNPP PB who (x) have received margin loans from BNPP PB and (y) are wholly owned subsidiaries of an investment company registered under the 1940 Act) and directives promulgated in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act); provided that (i) Customer may terminate this Agreement within thirty days following any such change by the giving of written notice to BNPP PB, and (ii) if no such notice has been received by BNPP PB by the end of such thirty-day period, then Customer’s termination rights shall be as set forth in Section 13(e) hereof.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

16.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)

This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine other than Title 14 of Article 5 of New York General Obligations Law.

(c)

Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(e)

Notwithstanding anything to the contrary contained in the 40 Act Financing Agreements, absent fraud and gross negligence, any amounts owed or liabilities incurred by Customer in respect of any Obligations owed by Customer under any Contract may be satisfied solely from the assets of Customer and, to the extent guaranteed by the Parent Guaranty, funds provided by FSGCOF (it being understood that any such guarantee shall not be secured by any of FSGCOF’s directly owned assets). Without limiting the generality of the foregoing, in no event shall BNPP PB or the BNPP Entities have recourse, whether by setoff or otherwise, with respect to any amounts owed or liabilities incurred, to or against (i) any assets of any persons or entity (including, without limitation, any person or entity whose account is under the management of the investment manager of Customer) other than Customer, (ii) any assets of any affiliate of Customer, or (iii) any assets of the adviser or manager of Customer or any affiliate of such manager or adviser. Notwithstanding the foregoing, the BNPP Entities reserve all rights against any party liable for the liabilities of Customer as provided under Applicable Law.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of April 22, 2019.

BUCKS FUNDING

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD., ON BEHALF OF ITSELF AND AS AGENT FOR THE BNPP ENTITIES

By:	/s/ Robert Luzzo
	Name:	Robert Luzzo
	Title:	Managing Director

By:	/s/ Jeffrey Lowe
Name: Jeffrey Lowe
Title: Managing Director

Execution copy

Appendix A – Collateral Requirements

THIS APPENDIX A forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage International, Ltd. (“BNPP PB”) and Bucks Funding (“Customer”) (the “Committed Facility Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) consisting of Eligible Securities shall be the greatest of:

(a)	the sum of the Position Charges of all Positions consisting of Eligible Securities;

(b)	the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c)	the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority, Inc. Rule 4210, as amended from time to time, to the extent applicable;

(d)	40% of the Portfolio Gross Market Value; and

(e)	the Issuer Concentration Floor.

2.	Eligible Securities -

(a)

Positions in the following eligible equity and fixed income security types (“Eligible Securities”, which term shall exclude any securities described in Section 2(b)) are covered under the Committed Facility Agreement:

i.	USD common stock traded on the New York Stock Exchange, NASDAQ, NYSE Arca and NYSE Amex Equities;

ii.

corporate debt securities or preferred securities, provided that such securities are (A) issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Sweden or Portugal and (B) denominated in USD, CAD or EUR;

iii.	Treasury Securities; or

iv.

non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Sweden or Portugal and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD or SEK.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB in its sole discretion;

ii.	any short security position;

iii.

any security offered through a private placement or any restricted securities; provided that a non-convertible corporate debt security that is eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, shall not be deemed restricted for this purpose;

iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear or Clearstream;

v.

any securities that are municipal securities, asset-backed securities, mortgage securities, Structured Securities or capital contingent convertible bonds (notwithstanding the fact that such securities would otherwise be covered);

vi.

any security where Customer or Customer’s Advisor (i) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise);

vii.

to the extent that the Gross Market Value of non-USD-denominated Positions exceeds 50% of the Portfolio Gross Market Value, any such securities in excess of such 50% (and BNPP PB shall determine in its sole discretion which specific securities shall be considered to be in excess of 50%);

viii.

to the extent that the Gross Market Value of the aggregate of Positions denominated in CAD exceeds 20% or more of the Portfolio Gross Market Value, any Positions denominated in CAD in excess of such 20% (and BNPP PB shall determine in its sole discretion which specific securities shall be considered to be in excess of 20%);

ix.	any equity security of an Issuer with a market capitalization of less than USD $300,000,000;

x.	any Debt Security which (i) trades below 40% of its nominal value or (ii) is greater than 10% of the Issue Size;

xi.	any Debt Security whose outstanding issuance, calculated pursuant to its Face Value, is less than USD $75,000,000;

xii.

to the extent that the Gross Market Value of any Debt Securities with an outstanding issuance, calculated pursuant to its Face Value, between USD $75,000,000 and USD $150,000,000 exceeds 10% of the Portfolio Gross Market Value, any Debt Securities in excess of such 10% (and BNPP PB shall determine in its sole discretion which specific securities shall be considered to be in excess of 10%);

xiii.	any Positions with a long-term debt rating below CCC- by S&P or below Caa3 by Moody’s or that have defaulted (excluding, for the avoidance of doubt, unrated securities);

xiv.	any Positions with Days of Trading Volume equal to or greater than 4;

xv.	any Positions with Equity Volatility equal to or greater than 100%; and

xvi.

to the extent that the Gross Market Value of Positions in any industry sector (as defined by Bloomberg) exceeds 20% of the Portfolio Gross Market Value, any Positions in excess of such 20% (and BNPP PB shall determine in its sole discretion which specific securities shall be considered to be in excess of such 20%).

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3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable equity securities that are Eligible Securities shall be:

i.

subject to paragraph (ii) below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (I) the Equity Core Collateral Rate and (II) the sum of the Equity Liquidity Factor and the Equity Volatility Factor, or

ii.	100% if the product determined under paragraph (i) above is greater than 100%.

(a)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
2 to 4	1

(b)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table.

Equity Volatility	Equity Volatility Factor
Less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities that are Eligible Securities shall be Debt Core Rate; provided that (i) the Collateral Percentage for any Debt Security which trades below 40% of its nominal value shall be 100%, (ii) if a Debt Security’s remaining maturity is greater than 10 years, its Collateral Percentage shall be the Debt Core Rate plus 10%, and (iii) if a Debt Security is a Payment-in-Kind Bond, its Collateral Percentage shall be the Debt Core Rate plus 10%.

(a)	Debt Core Rate.

(i)

The “Debt Core Rate” with respect to an applicable Position in an Eligible Security shall be (A) for Treasury Securities, 6%, and (B) for all other Debt Securities, as determined pursuant to the following table using the lower of the S&P or Moody’s rating as shown below; provided that (I) if there is only one such rating, then the Debt Core Rate corresponding to such rating shall be used and (II) if there is no such rating, then the Debt Core Rate shall be 30%.

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S& P’s Rating	Moody’s Rating	Debt Core Rate
AAA to A-	Aaa to A3	10%
BBB+ to BBB-	Baa1 to Baa3	12%
BB+ to BB-	Ba1 to Ba3	15%
B+ to B- / NR	B1 to B3	20%
CCC+ to CCC-	Caa1 to Caa3 / NR	30%

5.	Positions Outside the Scope of this Appendix A -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix A shall be determined by BNPP PB in its sole discretion.

6.	One-off Collateral Requirements -

From time to time BNPP PB, in its sole discretion, may agree to or choose to apply a lower Collateral Requirement than the Collateral Requirement determined pursuant to this Appendix A for the portfolio or for one or more Positions or Eligible Securities in the portfolio; provided that, for the avoidance of doubt, the commitment in Section 6 of the Committed Facility Agreement shall apply only with respect to the Collateral Requirement determined in accordance with this Appendix A and BNPP PB shall have the right at any time to increase such lower Collateral Requirement up to the Collateral Requirement that would be required as determined in accordance with this Appendix A.

7.	Certain Definitions -

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means the percentage as determined by BNPP PB according to this Appendix A.

(d)

“Current Market Value” means, with respect to a Position, an amount equal to the product of (i) the number of units of the relevant security and (ii) the price per unit of the relevant security (determined by BNPP PB).

(e)

“Days of Trading Volume” means, with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator, and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB in its sole discretion), as denominator.

(f)	“Debt Security” means non-convertible preferred securities and corporate debt securities.

(g)	“Equity Core Collateral Rate” means 15%.

(h)

“Equity Volatility” means, with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB in its sole discretion.

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(i)	“Face Value” means the value in USD representing the principal of a Debt Security.

(j)

“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(k)	“Issue Size” means, with respect to a Position in a Debt Security of an Issuer, the Current Market Value of all such Debt Securities issued by the Issuer and still outstanding.

(l)

“Issuer” means, with respect to a Debt Security or equity security, the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

(m)

“Issuer Concentration Floor” means, as of any date, the product of (i) the largest Issuer Jump-to-default loss and (ii) 3. Jump-to-default loss is the theoretical loss upon a bond default with a 20% of par recovery.

(n)	“Moody’s” means Moody’s Investor Service, Inc.

(o)	“Payment-in-Kind Bond” means a Debt Security whose interest or principal payments may be paid with additional Debt Securities, as opposed to cash.

(p)	“Portfolio Gross Market Value” means the Gross Market Value of all of the Positions that are Eligible Securities.

(q)

“Position Charge” means, with respect to a Position consisting of Eligible Securities, the product of (x) the Collateral Percentage applicable to such Position and (y) the Current Market Value of such Position.

(r)

“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(s)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

(t)

“Treasury Security” means any security that is a direct obligation of the United States Treasury. For the avoidance of doubt, neither Treasury Inflation-Protected Securities nor securities issued under the Separate Trading of Registered Interest and Principal of Securities program nor securities issued by any other United States government agency or government sponsored enterprise are herein considered Treasury Securities.

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Execution copy

Appendix B

Pricing

Bucks Funding

Financing Rate

Customer Debit Rate applicable to the Revolver Loan

3 Month LIBOR + 110 bps

Customer Debit Rate applicable to the Term Loan A

3 Month LIBOR + 120 bps

ISO Code

USD

Arrangement Fee

N/A

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”), which shall be applicable to the Revolver Loan, to BNPP PB equal to sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the aggregate Revolver Loan outstanding, (b) 1/360 and (c) 55 bps; provided, however, that (c) shall be 0 bps on any day on which the aggregate Revolver Loan outstanding is 90% or more of the Maximum Commitment Financing. Notwithstanding the foregoing, in the event that the Committed Facility Agreement is terminated by either party for any reason, including, without limitation, pursuant to Section 13 or Section 15 thereof, Customer shall not be liable for payment of the Commitment Fee for any date subsequent to the date of such termination.